SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

                            Catalina Marketing Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    148867104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 148867104               SCHEDULE 13G                Page 2 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Trustees of General Electric Pension Trust
      I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           341,500
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        341,500
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      341,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.87% (7.57% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148867104               SCHEDULE 13G                Page 3 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
      I.R.S. #22-2152310
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        558,720
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           900,220
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              558,720
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        900,220
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      900,220
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.94% (7.57% if aggregated with the shares beneficially owned by GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148867104               SCHEDULE 13G                Page 4 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        481,304
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           None
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              481,304
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      481,304
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.64% (7.57% if aggregated with the shares beneficially owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148867104               SCHEDULE 13G                Page 5 of 12 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      General Electric Company
      I.R.S. #14-0689340
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           Disclaimed (see 9 below)
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      Disclaimed (see 9 above)                                               |X|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable (see 9 above)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 17, 1999 (as amended, the "Schedule 13G"). GEIC is a registered investment adviser and acts as Investment Manager of GEPT, and as Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 341,500 shares of Common Stock of Catalina Marketing Corp. (the "Issuer") owned by GEPT and of 558,720 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 481,304 shares of Common Stock of the Issuer owned by such entities or accounts. GEAM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items from Schedule 13G are hereby amended to read as follows:

Item 4      Ownership

                                         GEPT      GEIC       GEAM        GE

(a)  Amount beneficially owned         341,500    900,220   481,304       0

(b)  Percent of class                   1.87%      4.94%     2.64%    disclaimed

(c)  No. of shares to which person
     has

     (i)   sole power to vote or
           direct the vote               None     558,720   481,304      None

     (ii)  shared power to vote or
           direct                      341,500    341,500     None    disclaimed

     (iii) sole power to dispose
           or to direct disposition      None     558,720   481,304      None

     (iv)  shared power to dispose
           or to direct disposition    341,500    341,500     None    disclaimed

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

            |_|

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC PENSION TRUST
                                    By: General Electric Investment
                                    Corporation, its Investment Manager


                                    By:  /s/ Michael M. Pastore
                                       ------------------------------------
                                         Name:  Michael M. Pastore
                                         Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC INVESTMENT CORPORATION


                                    By:  /s/ Michael M. Pastore
                                       ------------------------------------
                                         Name:  Michael M. Pastore
                                         Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GE ASSET MANAGEMENT INCORPORATED


                                    By:  /s/ Michael M. Pastore
                                       ------------------------------------
                                         Name:  Michael M. Pastore
                                         Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                    GENERAL ELECTRIC COMPANY


                                    By:  /s/ John H. Myers
                                       ------------------------------------
                                         Name:  John H. Myers
                                         Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Catalina Marketing Corp. is being filed on behalf of each of the undersigned.

Dated: February 14, 2000            GENERAL ELECTRIC PENSION TRUST
                                    By: General Electric Investment
                                    Corporation, its Investment Manager

                                    By:  /s/ Michael M. Pastore
                                       ------------------------------------
                                         Name:  Michael M. Pastore
                                         Title:  Vice President


                                    GENERAL ELECTRIC INVESTMENT CORPORATION

                                    By:  /s/ Michael M. Pastore
                                       ------------------------------------
                                         Name:  Michael M. Pastore
                                         Title:  Vice President


                                    GE ASSET MANAGEMENT INCORPORATED

                                    By:  /s/ Michael M. Pastore
                                       ------------------------------------
                                         Name:  Michael M. Pastore
                                         Title:  Vice President


                                    GENERAL ELECTRIC COMPANY

                                    By:  /s/ John H. Myers
                                       ------------------------------------
                                         Name:  John H. Myers
                                         Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

  The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker